Exhibit 99.1

                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117


FIRST MIDWEST FINANCIAL, INC. ANNOUNCES STOCK PURCHASE BY ESOP

Storm Lake, Iowa - (August 24, 2004) First Midwest Financial, Inc. (NASDAQ
NM: CASH) announced that the Board of Directors has authorized the Trustee of the Company's Employee Stock Ownership Plan (ESOP) to purchase up to 40,000 shares of the Company's outstanding common stock. The shares will be used in future distributions to participants in the Company's ESOP.

At June 30, 2004, First Midwest Financial, Inc. had assets of $757.5 million and shareholders' equity of $44.8 million, or $17.95 per common share outstanding.


Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota. During the first half of calendar 2005, First Midwest Financial, Inc., will change its name to Meta Financial Group. The Company's stock will continue to trade on the NASDAQ National Market under the symbol "CASH".

This release may contain forward-looking statements which reflect management's expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company's forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.